Exhibit 99.1

Charlotte Russe Holding, Inc.

Non-Employee Director Compensation Policy

Director Fees

Each of our non-employee directors receives an annual fee of $20,000. Each non-employee director also receives $1,000 for each meeting of the Board of Directors attended by such director and $500 for each telephonic meeting of the Board of Directors in which such director participates.

Non-employee directors also receive fees for participation on committees of the Board of Directors. The Chairman of our Audit Committee receives an annual fee of $4,000 and each member of the Audit Committee, including the Chairman, receives $2,000 for each meeting of the Audit Committee attended by such director and $500 for each telephonic meeting of the Audit Committee in which such director participates. The Chairman of our Compensation Committee receives an annual fee of $3,000 and each member of the Compensation Committee, including the Chairman, receives $1,000 for each meeting of the Compensation Committee attended by such director and $500 for each telephonic meeting of the Compensation Committee in which such director participates.

Non-employee directors are also reimbursed for their expenses for each Board or committee meeting attended. All fees are paid quarterly and expenses are reimbursed as incurred.

Any non-employee director may waive his or her director fees.

Director Options

Each of our new non-employee directors, on the date of his or her election or appointment to the Board of Directors, receives an option to purchase 10,000 shares of our common stock at its fair market value on the date of grant. The shares subject to these options vest 25% per year over four years from the grant date. In addition, each non-employee director receives annual grants of 5,000 shares of our common stock at its fair market value on the date of grant, which vest immediately upon grant.

Any non-employee director may waive his or her director options.